Exhibit 23.3
CONSENT OF MANNON ASSOCIATES, INC.
The Board of Directors
Delta Petroleum Corporation:
We hereby consent to the incorporation by reference in the Registration Statement (No. 333-131425) on Form S-3, as amended, of Delta Petroleum Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Delta Petroleum Corporation Transition Report on Form 10-K for the six months ended December 31, 2005, which includes our name and information regarding our review of the reserve estimates for Delta Petroleum Corporation. We further consent to the use of our name in the “Experts” section of the Registration Statement.

MANNON ASSOCIATES, INC.
By:	/s/ Robert W. Mannon
Robert W. Mannon
President

Santa Barbara, California
January 24, 2007